Where Food Comes From, Inc. 8-K

Exhibit 99.2

WFCF

2019 Third Quarter Conference Call Script

Call date: Tuesday, November 14, 2019

Call time: 10:00 a.m. Mountain Time

Jay

Good morning and welcome to the Where Food Comes From 2019 third quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call.

As noted in our press release this morning, we achieved record-high revenue and profitability for both our three- and nine-month periods.

Beginning with the third quarter:

●	Revenue grew 22% year over year to $6.2 million from $5.1 million. The big drivers in the quarter were verification revenue and related tag sales. Verification revenue increased 22% year over year, to $4.8 million from $3.9 million. Related product sales grew 39% to $1.1 million from just under $800,000.

●	The growth in verification and hardware sales was primarily driven by beef source and age activity, which continues at a robust pace based on renewed Chinese demand for U.S. beef.

●	On the software side of things, our SureHarvest subsidiary continues perform a lot of work in support of technology initiatives involving other aspects of our business. You may have noticed in our press release this morning that we defined and broke out inter-company sales to give investors a more complete view of SureHarvest’s performance. I’ll refer you to the MD&A section of our 10Q for more detailed information on the subject. Including inter-company sales, combined software license and consulting revenue increased 11% year over year. Excluding inter-company sales, the combined revenue declined 11%.

●	Gross profit (excluding impact of inter-company sales) increased 16% year over year but our gross margins declined due primarily to the impact of more competitive pricing we gave to certain ranchers who were buying higher volumes of ear tags.

●	SG&A expense increased 8% to $2.0 million from $1.8 million due to higher headcount and increased public company costs.

●	Operating income was up 47% year over year to $614,000 from $417,000.

●	That led to a 43% increase in net income attributable to WFCF – to $541,000, or 2 cents per share, from $377,000, or 2 cents per share, in Q3 a year ago.

●	Adjusted EBITDA in Q3 grew 18% year over year to $1.0 million from $867,000.

Turning to nine-month results:

●	Revenue grew 14% year over year to $15.1 million from $13.2 million. Our mix included:
●	Verification revenue up 11% to $11.3 million.
●	Product revenue up 45% to $2.4 million.
●	Combined software revenue (inclusive of inter-company sales) increased 22% year over year. Excluding inter-company sales, the increase was 4%.

●	Gross profit (excluding inter-company sales) through nine months increased 6% to $6.3 million. Gross margin was down year over year due to the competitive hardware pricing and to added overhead from two acquisitions made in 2018.

●	SG&A expense was up 6% year over year – to $5.6 million from $5.3 million. The increase was due to higher headcount and public company costs, higher than normal training and marketing programs in the first quarter of the year, and increased depreciation and amortization expense.

●	Operating income increased 5% year over year to $717,000.

●	Net income grew 29% year over year to a record $759,000, or 3 cents per share, from $590,000, or 2 cents per share.

●	Adjusted EBITDA increased 6% to $1.9 million.

●	We generated $2.3 million in net cash from operations through the first nine months. That’s up 44% from $1.6 million in the same period a year ago.

●	Cash, cash equivalents and investments grew 86% to $3.7 million from $2.0 million at 2018 year-end.

And our working capital balance at September 30th was $3.5 million, up from $2.7 million at year-end.

So, we continue to grow and grow profitably – and to execute on our strategy to build a diverse solutions portfolio covering all relevant facets of the agricultural industry.

Before I open the call to questions, I want to address the news this week that the GAP Standard has decided to go with one certification body for the GAP program. I’m not going to get into a lot of details about the decision, but what I will say this this:

●	We’re not losing sleep over it.
●	It was in the neighborhood of 5% of our revenue but it was low margin revenue because the administrative costs were so high.
●	A lot of our customers didn’t want to engage in the program.
●	Most importantly, we now have the freedom to announce a broader sustainability program that our customers will be more comfortable with.
●	I’m happy to say we are now engaged with a global retailer that has asked us to create a program that will be more attractive to producers and feed yards and packers.

●	And will better address concerns consumers have about the sustainability of beef production in the US – including animal husbandry, worker welfare and environmental stewardship.
●	We feel the market potential of our new program far surpasses the niche GAP program.

In closing, we appreciate the tremendous effort that our team members invest day in and day out. We also appreciate the confidence of our longtime investors who have taken the time to understand our strategy and share our long-term vision for building value.

And with that, I’ll open the call to questions. Operator…

Question and Answer Session:

Question 1:

Raphi Savitz: Congrats on a great quarter guys. If you dive a little deeper on what drove that year-over-year growth acceleration in the verification business, and then, kind of on a broader level, maybe talk about what the key growth drivers will be for the overall business over the next couple years we should be thinking about?

John Saunders: Yes, great question. The big growth drivers in the third quarter are specifically beef related to three destination markets. One is the European Union, and the fastest growing is China, and there’s also some domestic programs which are developing some large retailers. So, there’s three different destinations for those non-hormone treated cattle which require the use of electronic identification tags. So, you’ll notice that our verification revenue grew significantly, but our product sales-which are primarily comprised of the cattle identification tags that we sell-grew even more rapidly, so those were the big drivers specifically. And over the next 12 to 24 months, we anticipate that to be the same primary driver for the entire Where Food Comes From business. That’s one of the reasons that we’re dedicating so much SureHarvest time to that technology.

Question 2:

Raphi Savitz: And I guess just on electronic ID front. I guess what percentages of cattle at this point are utilizing electronic product ID tags? And where do you think that market goes over the next three to five years?

John Saunders: Yes, that’s a good question too. Right now, we have adjusted about 5% to 10%. So, we’re looking at probably 2.5 to 3 million tags that will sell this year. There’s roughly 25 million cattle that are fed annually net in the U.S. So, if we continue to see the growth rates here probably we’ll see that number get closer to 25 and 30; hopefully, up to 50% within the five year timeframe.

Question 3:

Raphi Savitz: And what will drive that? Will that be just demand from international market that basically required that or some sort of domestic regulations?

John Saunders: The combination of both. We believe that they’re pretty closely tied. So, as China grows, we’re a long way from satisfying their demand for beef. So, there’s significant growth opportunities within China itself and then the domestic market; and we see that as a growing market as well. That in the pseudo natural market, it’s not a never ever because there are responsible use of antibiotics, but there’s no growth hormones that’s used. So, we see that being a key differentiator for beef brands that want to segment the meat case here in the U.S. too.

Question 4:

Justin Angel: John. Thanks for taking my call. It’s good to hear you. You had such a not only a good quarter but a good year. What I like you to talk about little, you touched on a bit. The biggest food story in my lifetime is China, and they have been not only trying. What is, few things specifically, what are the requirements to send beef to China? And secondly, what do you see the potential export market through the Chinese? And I’m sitting here in Missouri, in the cattle business, and it’s like this story for the last eight months, there’s been secret and I’m talking about in the mainstream media. But it looks to me like this is the biggest opportunity, anybody in the cattle business has ever had, and I don’t know cattle will be 10% higher in the year or 50% higher or double. Can you address just kind of speculation on that little bit for me?

John Saunders: Sure. I am going -- great question Justin, really appreciate. I’m going to let take Leann take stab at it and then we’ll take from there.

Leann Saunders: Hey, Justin, how are you?

Justin Angel: Hi, Leanne, good.

Leann Saunders: Good to hear you. So with regards, I will start with this kind of the China markets and requirements around China. So, China in export verification instruction requires that how do we identify back to the source of origin with a program completing. So that being the RFID tag that goes in at the source being initial cap operation. And then it also -- it requires that traceability all through the supply chain.

Also, on top of that, outside the expert verification instruction is that there is a requirement that there will be no use of added growth for maintenance. So most of the supply chain that are supplying at market are also then requiring verification using NHTC program that is used for Europe, just simply so that they can have confidence that the cattle did not get added format. So does that answer your question specifically on China, Justin, for the requirement?

Justin Angel: Pretty close. Yes. And I’m Justin here. What percent of U.S. beef will be eligible to export to Chine then?

Leann Saunders: Yes, it’s a small percentage right now, but the growth opportunity obviously with -- when you think about the middle class in China and them wanting higher value protein that being beef and you see the consumption growing of beef and opportunities with the middle class in China is huge. We viewed for years the analogy, we know this better than anybody that 98% of the world’s population is outside the United States, and as you have middle income rise, that demand specifically is for those higher value protein.

When you look at China’s base with African swine flu, it’s just been absolutely catastrophic for them as a country. And they are trying desperately to meet demand for pork in China, and as a result what you’ve seen is packers in the United States working hard to meet the demand for ractopamine-free pork going into China to help fill that void, but there is obviously no rate to fill that. I mean it’s been catastrophic for them as a country and for all of the farmers in the country.

Justin Angel: Can speculate on the market?

Leann Saunders: I don’t think I better do that Justin. That would just give me a trouble.

Justin Angel: You’ve been a chicken.

John Saunders: So, Justin, I do think that it has been kept under wraps for whatever reasons and it is one of the biggest ag stories that I’ve seen. And one of the things that I think is really hard to overlook is, there’s a lot of corn and soybean going to China right now in the form of beef. And there’s a lot of people that have benefited from these sustainable markets that China represents because they’re utilizing so much of a carcass. Not just like Japan or Korea where they’re just utilizing the middle meats, they’re taking chips, they’re taking basically everything, tons of awful. So, it’s really -- it’s a great market and it continues to grow.

So I do think and I’ll give you a couple examples, and now one of them is that, right now on the major video sales, they’re confirming that the NHTC premium far exceeds the natural premium. And we all know in the industry that it’s far harder to produce a natural animal because you can’t give them antibiotics when they need to be treated than it isn’t an NHTC animal. So the market really is dictating right now that NHTC cattle are more valuable.

And one final point, I’ll make on the number of cattle that currently qualifies, Justin. I would argue that probably 75% of the cattle at the cow calf level would comply because there’s no --you’re not using any kind of growth hormone, so it would just implant. But the construction happens when you get to the field yard and there’s some other form of product that’s used and that’s where the restriction occurs, not at the cow calf level.

So the market dynamics kind of go back to the producers that hey, if we don’t implant them before they leave, they’re going to be worth a little bit more than something that could be a real market distinguisher for the cow calf guys.

Justin Angel: All right. I’ve got about 300 more questions, but I’ll pass for now. I’ll catch up with you guys later.

John Saunders: Alright, sounds great.

Question 5:

Terry Thompson: Yes, hello, John and Leann. I was pleased to see that quarterly report excellent, excellent quarter. Question on the global animal partnership, losing that do you anticipate that costing you, any of your customers since you won’t be able to bundle that with your other audits?

John Saunders: You know, that’s a good question, Terry. Initially, we thought that was an issue and what we found, though, based on responses that we’re actually gaining new customers, because there was a lot of resistance to that program that we didn’t anticipate. So we’ve actually had a surge in customers this week as a result of that.

Terry Thompson: Already you’ve seen it.

John Saunders: Yes. The program was very restricted. It’s very niche space. There’s only one retailer to use it. And what we found is that a lot of the requirements were too restrictive for producers and so they just didn’t -- we thought they were, but they weren’t.

Terry Thompson: Okay, fair. It’s good to hear that. I was concerned when I got the notification on that. So, I’m very good and like to say great quarter, keep it up, and let’s get stock price back up. Thank you very much.

Question 6:

Raphi Savitz: Guys, you’ve just mentioned kind of the opportunity on the retail front. Could you talk a little bit on the various programs you brought in the past for retailers some of the large QSR? And kind of what are the opportunities that there are for you guys?

John Saunders: We have a number of our programs that are actually labeled in current retailers. I think and not to make a lot of doubts here, but part of our relationship in the past have restricted us from really developing the programs that we thought that retail were appropriate for consumers. And again looked at the key facets that we’re concerned around sustainability, which include animal husbandry, worker welfare, and then the environmental stewardship, but the locations that we’re verifying against, that niche program that we were involved with prevented us from really expanding very much on that vision and on that mission.

So, what I believe right now, Raphi, is that there is such a demand from consumers and from retailers to provide transparency, back through the supply chain to consumers that, we’re actually a little giddy here for the future because we feel like we got this head of steam and we got a vision that’s much more clear around what, not 5% of the populations wants, but what 50% of the population wants and that’s what we’re focused on.

And we think the retail opportunities are extreme for that and I have to say that you talk about this a lot you will be very excited about our approach to retail solicitation and taking our message more direct to consumers here over the next 12 to 24 months.

Raphi Savitz: Are the retailers starting to put out RFPs for this sort of work? Or are you kind of proactively of going out to them with how you could help them?

John Saunders: Both, you know. Over the last year we’ve had some major, major food companies experience some pretty damaging expose-type situation and those groups reach out to us typically, and they want to visit with us about our services once they learn more. But we’re proactively going and talk to all the QSRs and all the retailers about this new program.

And as I mentioned, this week has been pretty transformative for us because now we feel that we got some new legs to stand on and an opportunity to expand what we’re doing to a much more broad and diverse set of consumers, both in the United States and globally. I don’t think it’s globally something that’s just here, it’s going to be much more broader than that.

Post Q&A closing comments:

Thanks again for joining us today. We really appreciate all the support. We will be talking again soon.